EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-120163 and 333-137353), (Form S-4 No. 333-139114) and (Forms S-8) pertaining to the COMSYS IT Partners, Inc. 2004 Amended and Restated Stock Incentive Plan (No. 333-147475), COMSYS IT Partners, Inc. 2004 Stock Incentive Plan and 2003 Equity Incentive Plan of COMSYS IT Partners, Inc. (No. 333-120334), and the 1995 Equity Participation Plan of the Personnel Group of America, Inc. (No. 333-01954) of COMSYS IT Partners, Inc. of our reports dated March 10, 2009, with respect to the consolidated financial statements of COMSYS IT Partners, Inc. and the effectiveness of internal control over financial reporting of COMSYS IT Partners, Inc., included in this Annual Report (Form 10-K) for the year ended December 28, 2008.
                          /s/ ERNST & YOUNG LLP
Phoenix, Arizona
March 10, 2009